Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Reports Third Quarter 2026 Results, Setting New All-Time Records for Quarterly Revenue

and Adjusted EBITDA

●	Revenue and Adjusted EBITDA surpass the previous all-time highs established in Q2 2026.
●	This was AMC’s second consecutive record-setting quarter.
●	Prior to 2026, AMC’s all-time quarterly revenue record was set in Q2 2019, and its all-time quarterly Adjusted EBITDA record was set in Q4 2017

LEAWOOD, KANSAS - (November 4, 2026) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), exceeded Wall Street expectations on several key metrics in its reporting today of results for the third quarter ended September 30, 2026.

Third Quarter 2026 Summary Results Compared to the Third Quarter of 2025:

●	Total revenues were $1,711.1 million compared to $1,300.2 million, up 31.6%.
●	Net earnings (loss) was $109.3 million compared to $(298.2) million, a $407.5 million improvement.
●	Adjusted net earnings (loss) was $116.9 million compared to $(110.0) million, a $226.9 million improvement.
●	Adjusted EBITDA was $347.5 million compared to $122.5 million, up 183.7%.
●	Net cash provided by (used in) operating activities was $176.6 million compared to $(14.9) million, a $191.5 million improvement.
●	Cash and cash equivalents at September 30, 2026 were $751.9 million, excluding restricted cash of $39.6 million, compared to $365.8 million, up 105.5%.

Nine months ended September 30, 2026, Summary Results Compared to Nine months ended September 30, 2025:

●	Total revenues were $4,353.2 million compared to $3,560.6 million, up 22.3%.
●	Net (loss) was $(19.2) million compared to $(505.0) million, a $485.8 million improvement.
●	Adjusted net earnings (loss) was $26.9 million compared to $(360.5) million, a $387.4 million improvement.
●	Adjusted EBITDA was $707.2 million compared to $254.3 million, up 178.1%.
●	Net cash provided by (used in) operating activities was $283.5 million compared to $(246.5) million, a $530.0 million improvement.

Commenting on AMC’s third quarter and year-to-date 2026 results, AMC Chairman and CEO Adam Aron said, “Sometimes short but sweet is the best way to summarize performance. Notably, in the third quarter of 2026, AMC Entertainment set all-time records for achieving the highest quarterly revenue ($1,711.1 million) and highest quarterly Adjusted EBITDA ($347.5 million) for any quarter in our company’s 106-year history. It is the second quarter in a row that AMC set all-time records for revenue and Adjusted EBITDA. On revenue, first Q2 of 2026 and now again Q3 of 2026 surpassed AMC’s prior all-time record set in Q2 of 2019. On Adjusted EBITDA, first Q2 of 2026 and now again Q3 of 2026 surpassed AMC’s prior all-time record set in Q4 of 2017.”

Aron continued, “AMC turned audience enthusiasm into exceptional third quarter financial results thanks to our industry-leading loyalty programs along with the vast and growing number of AMC’s premium large format and extra large format auditoriums, combined with disciplined cost management, superb execution and the operating leverage inherent in our business. Our success was driven by a resurgent box office, market share gains in both domestic and international markets, and the achievement of all-time record revenue per patron. Accordingly, our Q3 revenues increased by 31.6% compared to the third quarter of last year. Our Q3 Adjusted EBITDA grew by 183.7%, nearly triple the result of last year’s third quarter, while our Adjusted EBITDA margin reached a record of 20.3%, more than double the 9.4% recorded in last year’s third quarter. Q3 Free Cash Flow was $109.3 million, an improvement of more than $190 million year over year, bringing year-to-date Free Cash Flow to $124.7 million. This gives us confidence to expect that AMC will achieve the much-welcomed milestone of positive annual Free Cash Flow for the full year 2026.”

Aron added, “Alongside these record-setting operating results, we recently took another extraordinarily important step forward in strengthening AMC’s financial foundation. On October 5, we completed a $3.97 billion refinancing covering approximately 97% of our debt, extending maturities to late 2031 and 2033, simplifying our capital structure, and reducing our cost of capital. This transaction builds on years of bold and creative capital markets actions taken. Indeed, the major credit rating agencies have recognized the significant strengthening of AMC’s credit profile and meaningfully upgraded our credit rating. AMC now moves forward from a position of significantly increased balance sheet strength.”

Aron highlighted, “And the excitement continues with a surging fourth quarter domestic box office. The October domestic box office was up approximately 35% above the same month last year. And some of the year’s most anticipated films are still to come in November and December, including among other titles I PLAY ROCKY, WILD HORSE NINE, EBENEZER, THE FURTHER MISADVENTURES OF CLIFF BOOTH, THE HUNGER GAMES: SUNRISE ON THE REAPING, DUNE: PART THREE, AVENGERS: DOOMSDAY, MR. IRRELEVANT and JUMANJI: OPEN WORLD. It is an impressive and promising film slate that is a fitting close to a wonderful year for moviegoers. We expect the remaining film slate to propel both the domestic and global box office to their highest full-year levels in seven years. We could not be more enthusiastic about AMC’s prospects as this year draws to a triumphant close.”

Aron concluded, "In recent years, where other key players in our industry collapsed, at AMC we repeatedly instead have talked about recovery. Today, we can finally say that AMC has recovered. To our studio partners, lenders, business partners, employees and our millions of passionate shareholders, thank you for standing with us as we traveled through a long, and at times brutal, road. Mere survival was never the goal. Our goal ultimately was to thrive, and that is exactly and precisely where our focus now lies. We are highly energized by the tremendous opportunities ahead.”

Key Financial Results (presented in millions, except operating data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	Change	2026	2025	Change
GAAP Results
Total revenues	$1,711.1	$1,300.2	31.6%	$4,353.2	$3,560.6	22.3%
Net earnings (loss)	$109.3	$(298.2)	$407.5	$(19.2)	$(505.0)	$485.8
Net cash provided by (used in) operating activities	$176.6	$(14.9)	$191.5	$283.5	$(246.5)	$530.0
Diluted earnings (loss) per share	$0.12	$(0.58)	$0.70	$(0.03)	$(1.10)	$1.07
Non-GAAP Results*
Adjusted EBITDA	$347.5	$122.5	$225.0	$707.2	$254.3	$452.9
Free cash flow	$109.3	$(81.1)	$190.4	$124.7	$(409.2)	$533.9
Adjusted net earnings (loss)	$116.9	$(110.0)	$226.9	$26.9	$(360.5)	$387.4
Adjusted diluted earnings (loss) per share	$0.13	$(0.21)	$0.34	$0.04	$(0.78)	$0.82
Constant Currency Results (1):
Total revenues	$1,714.2	$1,300.2	31.8%	$4,320.0	$3,560.6	21.3%
Adjusted EBITDA	$348.0	$122.5	$225.5	$704.5	$254.3	$450.2
Operating Metrics
Attendance (in thousands)	74,917	58,377	28.3%	193,829	163,087	18.9%
U.S. markets attendance (in thousands)	52,133	42,276	23.3%	135,395	116,072	16.6%
International markets attendance (in thousands)	22,784	16,101	41.5%	58,434	47,015	24.3%
Average screens	9,177	9,354	(1.9)%	9,245	9,395	(1.6)%

* Please refer to the tables included later in this press release for definitions and full reconciliations of non-U.S. GAAP financial measures.

(1)	Constant currency amounts, which are non-GAAP measurements, were calculated using the average exchange rate for the corresponding period for 2025. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Cash, Balance Sheet, and Capital Markets Activity

Cash at September 30, 2026 was $751.9 million, excluding restricted cash of $39.6 million.

Third Quarter 2026

On July 24, 2026, AMC fully redeemed $125.5 million aggregate principal amount of the 6.125% Senior Subordinated Notes due 2027.

Fourth Quarter 2026

On October 5, 2026, AMC successfully completed the refinancing of approximately 97% of its existing debt, materially extending the Company’s debt maturities until 2031 and 2033, simplifying its capital structure and reducing the average interest rate on its debt.

●	As part of the refinancing, AMC:
o	Issued $2.0 billion aggregate principal amount of 8.875% first lien notes due 2031;
o	Entered into a new $850 million aggregate principal amount first lien term loan facility, and;
o	Entered into a new $1.12 billion aggregate principal amount second lien term loan facility.
●	Net proceeds have been used to satisfy and discharge the indenture governing AMC’s 7.500% senior secured notes due 2029, redeem all of Muvico’s senior secured notes due 2029, fully repay AMC’s and Odeon Finco’s existing term loans, and cover related transaction costs.

Webcast Information

The Company will host a webcast for investors and other interested parties beginning at 4:00 p.m. CST/5:00 p.m. EST on Wednesday, November 4, 2026. To listen to the webcast, please visit the investor relations section of the AMC website at investor.amctheatres.com for a link. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 840 theatres and 9,500 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, website, and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. For more information, visit www.amctheatres.com/.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In many cases, these forward-looking statements may be identified by the use of words such as “will,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “indicates,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Examples of forward-looking statements include statements the Company makes regarding the transactions described herein, including the expected use of proceeds therefrom, impacts of the industry box office in North America and European industry attendance, the Company’s expected revenue, net earnings (loss), capital expenditures, diluted earnings (loss) per share, Adjusted EBITDA and estimated cash and cash equivalents, the potential for sustained growth, the Company’s cash generation potential, the potential for further debt equitization, the ability to achieve the Company’s AMC Go Plan, the Company’s financial runway and the continued box office recovery as well as the future box office outlook, including with respect to the full year 2026, changing market dynamics and capitalizing on opportunities to further strengthen AMC’s balance sheet. Any forward-looking statement speaks only as of the date on which it is made. These forward-looking statements may include, among other things, statements related to AMC’s current expectations regarding the performance of its business, financial results, liquidity and capital resources and are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to: the sufficiency of AMC’s existing cash and cash equivalents and available borrowing capacity; AMC’s ability to achieve consistent levels of attendance and revenues sufficient to generate sustainable annual net positive cash flows from operating activities; AMC’s ability to obtain additional liquidity, which if not realized or insufficient to generate the material amounts of additional liquidity that will be required unless it is able to achieve consistent levels of attendance and revenues sufficient to generate sustainable annual net positive cash flows from operating activities, likely would result with AMC seeking an in-court or out-of-court restructuring of its liabilities; the effectiveness of the refinancing transactions completed in the third quarter of 2025 and the ability to further equitize existing debt; increased use of alternative film delivery methods or other forms of entertainment; the sustained recovery of the North American and international box office; AMC’s significant indebtedness, including its ability to meet its covenants and limitations on AMC's ability to take advantage of certain business opportunities imposed by such covenants; shrinking exclusive theatrical release windows; the seasonality of AMC’s revenue and working capital; intense competition in the geographic areas in which AMC operates; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; motion picture production, promotion, marketing, and performance including labor stoppages affecting the production, supply and release schedule of theatrical motion picture content and choice of distributors to release fewer feature-length films as a result of the additional financial burden imposed by tariffs; the use of artificial intelligence (“AI”) technology in the filmmaking process and audience acceptance of movies made utilizing AI technology; general and international economic, political, regulatory and other risks, including but not limited to rising interest rates; AMC’s lack of control over distributors of films; limitations on the availability of capital, including on the authorized number of shares of the Company’s Class A common stock (the “Common Stock”); dilution of voting power caused by recent sales of Common Stock and through the issuance of Common Stock underlying Muvico’s exchangeable notes and the issuance of preferred stock or other convertible or exchangeable debt; future offerings of debt, which would be senior to the Common Stock for purposes of distributions or upon liquidation, and which could adversely affect the market price of the Common Stock; AMC’s ability to achieve expected synergies, benefits and performance from its strategic initiatives; AMC’s ability to refinance its indebtedness on favorable terms; AMC’s ability to optimize its theatre circuit; limitations on AMC’s ability to utilize interest expense deductions annually under Section 163(j) of the Internal Revenue Code of 1986, as amended, as amended by the One Big Beautiful Bill Act of 2025; AMC’s ability to recognize interest deduction carryforwards, net operating loss carryforwards, and other tax attributes to reduce future tax liability; supply chain disruptions, labor shortages, increased cost and inflation; and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, the Company cautions you against relying on forward-looking statements, which speak only as of the date they are made.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” and elsewhere in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as the Company’s other filings with the SEC, copies of which may be obtained by visiting the Company’s Investor Relations website at investor.amctheatres.com or the SEC’s website at www.sec.gov.

AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Three Months Ended and Nine Months Ended September 30, 2026 and September 30, 2025

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenues
Admissions	$953.5	$715.1	$2,395.0	$1,951.2
Food and beverage	589.4	451.8	1,512.8	1,234.8
Other theatre	168.2	133.3	445.4	374.6
Total revenues	1,711.1	1,300.2	4,353.2	3,560.6

Operating costs and expenses
Film exhibition costs	476.5	352.4	1,172.4	949.3
Food and beverage costs	107.1	88.6	281.2	241.9
Operating expense, excluding depreciation and amortization below	501.6	464.7	1,367.3	1,316.3
Rent	221.2	224.1	669.1	664.8
General and administrative:
Merger, acquisition and other costs	0.3	0.1	1.7	3.2
Other, excluding depreciation and amortization below	79.9	55.1	192.8	169.3
Depreciation and amortization	75.8	79.4	227.6	233.3
Operating costs and expenses	1,462.4	1,264.4	3,912.1	3,578.1

Operating income (loss)	248.7	35.8	441.1	(17.5)
Other expense, net
Other expense	2.9	194.8	60.1	103.9
Interest expense:
Corporate Borrowings	110.3	119.0	346.1	337.6
Finance lease obligations	1.4	1.7	4.6	4.3
Non-cash NCM exhibitor services agreement	18.3	18.6	55.2	46.1
Investment income	(3.0)	(1.3)	(20.8)	(8.4)
Total other expense, net	129.9	332.8	445.2	483.5

Earnings (loss) before income taxes	118.8	(297.0)	(4.1)	(501.0)
Income tax provision	9.5	1.2	15.1	4.0
Net earnings (loss)	$109.3	$(298.2)	$(19.2)	$(505.0)

Diluted earnings (loss) per share	$0.12	$(0.58)	$(0.03)	$(1.10)

Weighted average shares outstanding diluted (in thousands)	896,634	513,010	719,730	459,375

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	September 30, 2026	December 31, 2025
Cash and cash equivalents	$751.9	$428.5
Corporate borrowings	3,747.4	4,038.5
Corporate borrowings (principal amount)	3,782.6	4,024.2
Other long-term liabilities	123.5	95.2
Finance lease liabilities	50.7	52.5
Total AMC Entertainment Holdings, Inc.'s stockholders' deficit	(1,343.1)	(1,894.8)
Total assets	8,005.0	8,017.8

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net cash provided by (used in) operating activities	$176.6	$(14.9)	$283.5	$(246.5)
Net cash used in investing activities	$(67.2)	$(68.3)	$(126.8)	$(163.9)
Net cash provided by (used in) financing activities	$(136.1)	$25.2	$161.5	$134.3
Free cash flow	$109.3	$(81.1)	$124.7	$(409.2)
Capital expenditures	$(67.3)	$(66.2)	$(158.8)	$(162.7)
Screen acquisitions	—	11	8	36
Screen dispositions	33	88	133	189
Screen construction (closures), net	(25)	(4)	(43)	(9)
Average screens	9,177	9,354	9,245	9,395
Number of screens operated	9,472	9,636	9,472	9,636
Number of theatres operated	840	856	840	856
Screens per theatre	11.3	11.3	11.3	11.3
Attendance (in thousands)	74,917	58,377	193,829	163,087

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	52,133	42,276	135,395	116,072
International markets	22,784	16,101	58,434	47,015
Consolidated	74,917	58,377	193,829	163,087

Average ticket price (in dollars):
U.S. markets	$13.55	$12.86	$13.07	$12.70
International markets	$10.84	$10.64	$10.69	$10.16
Consolidated	$12.73	$12.25	$12.36	$11.96

Food and beverage revenues per patron (in dollars):
U.S. markets	$8.85	$8.55	$8.79	$8.53
International markets	$5.61	$5.61	$5.51	$5.21
Consolidated	$7.87	$7.74	$7.80	$7.57

Average screen count (month end average):
U.S. markets	6,872	7,040	6,932	7,073
International markets	2,305	2,314	2,313	2,322
Consolidated	9,177	9,354	9,245	9,395

Contribution margin per patron (in dollars):
U.S. markets	$16.32	$15.51	$16.08	$15.48
International markets	$12.14	$12.63	$12.36	$12.19
Consolidated	$15.05	$14.72	$14.96	$14.53

Segment Information:

(unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenues
U.S. markets	$1,299.1	$1,005.9	$3,298.5	$2,737.1
International markets	412.0	294.3	1,054.7	823.5
Consolidated	$1,711.1	$1,300.2	$4,353.2	$3,560.6

Adjusted EBITDA
U.S. markets	$275.0	$111.2	$582.5	$235.4
International markets	72.5	11.3	124.7	18.9
Consolidated	$347.5	$122.5	$707.2	$254.3

Capital expenditures
U.S. markets	$57.2	$47.8	$131.7	$113.6
International markets	10.1	18.4	27.1	49.1
Consolidated	$67.3	$66.2	$158.8	$162.7

Reconciliation of Adjusted EBITDA (1):

(unaudited, dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net earnings (loss)	$109.3	$(298.2)	$(19.2)	$(505.0)
Plus:
Income tax provision	9.5	1.2	15.1	4.0
Interest expense	130.0	139.3	405.9	388.0
Depreciation and amortization	75.8	79.4	227.6	233.3
Certain operating expense (income) (2)	(0.9)	0.7	1.1	6.1
Equity in earnings of non-consolidated entities (3)	(2.6)	(1.6)	(9.3)	(4.5)
Attributable EBITDA (4)	1.4	0.4	2.2	0.9
Investment income (5)	(3.0)	(1.3)	(20.8)	(8.4)
Other expense (6)	7.0	196.5	71.6	119.0
Merger, acquisition and other costs (7)	0.3	0.1	1.7	3.2
Stock-based compensation expense (8)	20.7	6.0	31.3	17.7
Adjusted EBITDA (1)	$347.5	$122.5	$707.2	$254.3

Net earnings (loss)	$109.3	$(298.2)	$(19.2)	$(505.0)
Total revenues	1,711.1	1,300.2	4,353.2	3,560.6
Net earnings (loss) margin	6.4%	(22.9)%	(0.4)%	(14.2)%

Adjusted EBITDA (1)	347.5	122.5	707.2	254.3
Total revenues	1,711.1	1,300.2	4,353.2	3,560.6
Adjusted EBITDA margin	20.3%	9.4%	16.2%	7.1%

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value. Our definition of Adjusted EBITDA and adjustments made to net earnings (loss) to calculate it are broadly consistent with how Adjusted EBITDA is defined and calculated in our debt indentures.

During the first quarter of 2026, we changed our definition of Adjusted EBITDA to adjust for net periodic pension cost. Net periodic pension cost is a recurring expense that includes several components such as service cost, interest cost, expected return on plan assets, amortization of prior service cost, and amortization of actuarial gains/losses. Additionally, we also include infrequent gains and losses from benefit curtailments and settlements of pension obligations in net periodic pension cost. We no longer believe that net periodic pension cost should be included in Adjusted EBITDA as the pension plans are frozen, service cost is zero, and the remaining components are not indicative of ongoing operating performance as they are not driven by current operating decisions and largely depend on actuarial assumptions. While not the basis for this change, the revised definition further aligns our definition of Adjusted EBITDA with the definition used in our debt agreements. The adjustment for net periodic pension cost is included in the caption titled “other expense” in the condensed consolidated statement of operations and in the reconciliation of net earnings (loss) to Adjusted EBITDA. All comparative period information for Adjusted EBITDA has been re-cast to conform with the current definition. The impact of this change on previously reported Adjusted EBITDA for the three and nine months ended September 30, 2025 was an improvement of $0.3 million and $0.9 million, respectively.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;
●	does not reflect changes in, or cash requirements for, our working capital needs;
●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;
●	excludes income tax payments that represent a reduction in cash available to us; and
●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.
2)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens, disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or related to theatres that are not open.

3)	Equity in earnings of non-consolidated entities during the three months ended September 30, 2026 primarily consisted of equity in earnings from AC JV, LLC (“AC JV”) of $(1.2) million. Equity in earnings of non-consolidated entities during the three months ended September 30, 2025 primarily consisted of equity in earnings from AC JV of $(0.8) million.

Equity in earnings of non-consolidated entities during the nine months ended September 30, 2026 primarily consisted of equity in earnings from AC JV of $(6.9) million. Equity in earnings of non-consolidated entities during the nine months ended September 30, 2025 primarily consisted of equity in earnings from AC JV of $(3.4) million.

4)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain International markets. See below for a reconciliation of our equity in (earnings) of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments.

Reconciliation of Attributable EBITDA

(dollars in millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Equity in (earnings) of non-consolidated entities	$(2.6)	$(1.6)	$(9.3)	$(4.5)
Less:
Equity in (earnings) of non-consolidated entities excluding International theatre joint ventures	(1.6)	(1.6)	(7.8)	(4.6)
Equity in earnings (loss) of International theatre joint ventures	1.0	—	1.5	(0.1)
Income tax provision (benefit)	0.1	—	0.1	(0.1)
Investment income	—	—	(0.1)	—
Interest expense	—	—	—	0.1
Depreciation and amortization	0.3	0.4	0.7	1.0
Attributable EBITDA	$1.4	$0.4	$2.2	$0.9
5)	Investment income during the three months ended September 30, 2026 includes interest income of $(3.6) million, partially offset by unrealized losses on our investment in Hycroft Mining Holding Corporation (“Hycroft”) of $0.6 million. Investment income during the three months ended September 30, 2025 included unrealized gains on our investments in Hycroft of $(9.3) million and interest income of $(2.3) million, partially offset by an impairment of an equity security without a readily determinable fair value of $10.3 million.

Investment income during the nine months ended September 30, 2026 includes realized and unrealized gains on our investments in Hycroft of $(15.9) million and interest income of $(4.9) million. Investment income during the nine months ended September 30, 2025 included unrealized gains on our investments in Hycroft of $(11.8) million and interest income of $(6.9) million, partially offset by an impairment of an equity security without a readily determinable fair value of $10.3 million.

6)	Other expense during the three months ended September 30, 2026 includes the increase in the fair value of the bifurcated embedded derivative in the 6.00%/8.00% Cash/PIK Toggle Senior Secured Exchangeable Notes due 2030 (the “Existing Exchangeable Notes”) of $6.4 million, other financing costs of $1.1 million, loss on extinguishment of the 6.125% Senior Subordinated Notes due 2027 (the “Senior Subordinated Notes due 2027”) of $0.6 million, and net periodic pension cost of $0.5 million, partially offset by foreign currency transaction gains of $(1.6) million. Other expense during the three months ended September 30, 2025 included net losses on debt extinguishments of $196.0 million, foreign currency transaction losses of $9.0 million, term loan modification third party fees of $2.1 million and net periodic pension cost of $0.3 million, partially offset by a decrease in the fair value of the bifurcated embedded derivative in the Existing Exchangeable Notes of $(1.4) million and a decrease in fair value of the bifurcated embedded derivative in the Senior Secured Exchangeable Notes due 2030 (the “New Exchangeable Notes”) of $(9.5) million.

Other expense during the nine months ended September 30, 2026 includes the loss on extinguishment of the New Exchangeable Notes of $33.0 million, the loss on extinguishment of the 12.75% Odeon Senior Secured Notes due 2027 of $30.1 million, the increase in the fair value of the bifurcated embedded derivative in the Existing Exchangeable Notes of $9.1 million, foreign currency transaction losses of $7.0 million, net periodic pension cost of $1.5 million, other financing costs of $1.1 million, loss on extinguishment of the Senior Subordinated Notes due 2027 of $0.6 million, and debt modification third party fees of $0.3 million, partially offset by the decrease in the fair value of the bifurcated embedded derivative in the New Exchangeable Notes of $(11.1) million. Other expense during the nine months ended September 30, 2025 included net losses on debt extinguishments of $196.0 million, term loan modification third party fees of $2.1 million and net periodic pension cost of $0.9 million, partially offset by a decrease in the fair value of the bifurcated embedded derivative in the Existing Exchangeable Notes of $(42.6) million, a decrease in the fair value of the bifurcated embedded derivative in the New Exchangeable Notes of $(9.5) million and foreign currency transaction gains of $(27.9) million.

7)	Merger, acquisition and other costs are excluded as they are non-operating in nature.

8)	Non-cash expense included in general and administrative: other.

Reconciliation of Free Cash Flow and Net Capex (1)

(dollars in millions)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net cash provided by (used in) operating activities	$176.6	$(14.9)	$283.5	$(246.5)
Plus: total capital expenditures	(67.3)	(66.2)	(158.8)	(162.7)
Free cash flow (1)	$109.3	$(81.1)	$124.7	$(409.2)

Reconciliation of capital expenditures:
Capital expenditures
Growth capital expenditures (2)	$30.2	$27.6	$64.9	$56.0
Maintenance capital expenditures (3)	43.6	42.0	90.5	98.8
Change in construction payables (4)	(6.5)	(3.4)	3.4	7.9
Total capital expenditures	$67.3	$66.2	$158.8	$162.7

Total capital expenditures	$67.3	$66.2	$158.8	$162.7
Less lease incentives	(14.8)	(18.6)	(39.4)	(27.5)
Net capex	$52.5	$47.6	$119.4	$135.2

1)	We present “Free Cash Flow” as supplemental measures of our liquidity. Free Cash Flow is an important financial measure for use in evaluating our liquidity, as it measures our ability to generate additional cash from our business operations. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash provided by (used in) operating activities as a measure of our liquidity. Therefore, we believe it is important to view Free Cash Flow as supplemental to our entire statement of cash flows. The term Free Cash Flow may differ from similar measures reported by other companies.

2)	Growth capital expenditures are investments that enhance the guest experience and grow revenues and profits and include initiatives such as theatre remodels, acquisitions, newly built theatres, premium large formats, enhanced food and beverage offerings and service models and technology that enable efficiencies and additional revenue opportunities.

3)	Maintenance capital expenditures are amounts required to keep our existing theatres in compliance with regulatory requirements and in a sustainable good operating condition, including expenditures for repair of HVAC, sight and sound systems, compliance with ADA requirements and technology upgrades of existing systems.

4)	Change in construction payables are changes in amounts accrued for capital expenditures that fluctuate significantly from period to period based on the timing of actual payments.

Reconciliation of GAAP Gross Profit and Contribution Margin

(dollars in millions, except per patron amounts and operating data)

(Unaudited)

	U.S. Markets		International Markets		Consolidated
	Three Months Ended		Three Months Ended		Three Months Ended
	September 30,		September 30,		September 30,
GAAP gross profit reconciliation	2026	2025	2026	2025	2026	2025
Total revenues	$1,299.1	$1,005.9	$412.0	$294.3	$1,711.1	$1,300.2
Less:
Film exhibition costs, cost of revenues	(373.4)	(284.6)	(103.1)	(67.8)	(476.5)	(352.4)
Food and beverage costs, cost of revenues	(74.9)	(65.4)	(32.2)	(23.2)	(107.1)	(88.6)
Operating expense, excluding depreciation and amortization expense, cost of revenues	(381.5)	(353.5)	(120.1)	(111.2)	(501.6)	(464.7)
Rent, cost of revenues	(159.3)	(163.4)	(61.9)	(60.7)	(221.2)	(224.1)
Depreciation and amortization expense, cost of revenues (2)	(51.9)	(54.4)	(16.0)	(16.6)	(67.9)	(71.0)
GAAP gross profit	$258.1	$84.6	$78.7	$14.8	$336.8	$99.4
Attendance (in thousands)	52,133	42,276	22,784	16,101	74,917	58,377
GAAP gross profit per patron	$4.95	$2.00	$3.45	$0.92	$4.50	$1.70

Contribution margin reconciliation
GAAP gross profit	$258.1	$84.6	$78.7	$14.8	$336.8	$99.4
Operating expense, excluding depreciation and amortization expense, cost of revenues	381.5	353.5	120.1	111.2	501.6	464.7
Rent, cost of revenues	159.3	163.4	61.9	60.7	221.2	224.1
Depreciation and amortization expense, cost of revenues (2)	51.9	54.4	16.0	16.6	67.9	71.0
Contribution margin (1)	$850.8	$655.9	$276.7	$203.3	$1,127.5	$859.2
Attendance (in thousands)	52,133	42,276	22,784	16,101	74,917	58,377
Contribution margin per patron (1)	$16.32	$15.51	$12.14	$12.63	$15.05	$14.72

Constant currency contribution margin (3)	$850.8	$655.9	$278.9	$203.3	$1,129.7	$859.2
Constant currency contribution margin per patron (3)	$16.32	$15.51	$12.24	$12.63	$15.08	$14.72

	U.S. Markets		International Markets		Consolidated
	Nine Months Ended		Nine Months Ended		Nine Months Ended
	September 30,		September 30,		September 30,
GAAP gross profit reconciliation	2026	2025	2026	2025	2026	2025
Total revenues	$3,298.5	$2,737.1	$1,054.7	$823.5	$4,353.2	$3,560.6
Less:
Film exhibition costs, cost of revenues	(922.0)	(761.4)	(250.4)	(187.9)	(1,172.4)	(949.3)
Food and beverage costs, cost of revenues	(198.9)	(179.2)	(82.3)	(62.7)	(281.2)	(241.9)
Operating expense, excluding depreciation and amortization expense, cost of revenues	(1,018.8)	(985.0)	(348.5)	(331.3)	(1,367.3)	(1,316.3)
Rent, cost of revenues	(483.3)	(488.7)	(185.8)	(176.1)	(669.1)	(664.8)
Depreciation and amortization expense, cost of revenues (2)	(154.3)	(160.9)	(49.8)	(47.8)	(204.1)	(208.7)
GAAP gross profit	$521.2	$161.9	$137.9	$17.7	$659.1	$179.6
Attendance (in thousands)	135,395	116,072	58,434	47,015	193,829	163,087
GAAP gross profit per patron	$3.85	$1.39	$2.36	$0.38	$3.40	$1.10

Contribution margin reconciliation
GAAP gross profit	$521.2	$161.9	$137.9	$17.7	$659.1	$179.6
Operating expense, excluding depreciation and amortization expense, cost of revenues	1,018.8	985.0	348.5	331.3	1,367.3	1,316.3
Rent, cost of revenues	483.3	488.7	185.8	176.1	669.1	664.8
Depreciation and amortization expense, cost of revenues (2)	154.3	160.9	49.8	47.8	204.1	208.7
Contribution margin (1)	$2,177.6	$1,796.5	$722.0	$572.9	$2,899.6	$2,369.4
Attendance (in thousands)	135,395	116,072	58,434	47,015	193,829	163,087
Contribution margin per patron (1)	$16.08	$15.48	$12.36	$12.19	$14.96	$14.53

Constant currency contribution margin (3)	$2,177.6	$1,796.5	$699.1	$572.9	$2,876.7	$2,369.4
Constant currency contribution margin per patron (3)	$16.08	$15.48	$11.96	$12.19	$14.84	$14.53

1)	We present “contribution margin” and “contribution margin per patron” as supplemental measures of our performance. We define “contribution margin” as Revenue less both Film Exhibition Costs and Food and Beverage Costs. These costs are directly variable with attendance. Contribution margin per patron is the total contribution margin divided by the number of customers served. The “contribution margin per patron” represents the incremental dollars earned or (lost) per customer gained or (lost). We believe contribution margin and contribution margin per patron are key performance measures that provide investors with supplemental information regarding (i) the impact on our profitability of differing attendance levels, after deducting the direct variable costs associated with those attendance levels, but before recognizing the impact of fixed operating costs and expenses that do not vary directly with attendance and (ii) our ability to cover fixed costs that do not vary directly with attendance. We believe this is particularly important information given the significant variability in attendance levels in our business and our industry.

“Contribution margin” has important limitations as an analytical tool and should be evaluated only in conjunction with our results as reported under U.S. GAAP and other performance measures such as Adjusted EBITDA. Our definition of “contribution margin” as set forth in the reconciliation above, is the equivalent of GAAP gross profit (loss) after adding back Operating expense, excluding depreciation and amortization expense; Rent, and Depreciation and amortization expense, which in each case are otherwise included in cost of revenue. As a result, while “contribution margin” is designed to focus on the impact of directly variable costs, it excludes normal, recurring, operating expenses that do not vary directly with attendance, but which nevertheless directly impact our profitability.

2)	Depreciation and amortization expense directly related to theatre operations.
3)	The International segment information for the three and nine months ended September 30, 2026, has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements, were calculated using the average exchange rate for the corresponding period for 2025. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP.

Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our International operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Reconciliation of Adjusted Net Earnings (Loss) for Adjusted Diluted Earnings (Loss) per Share and Adjusted Diluted Earnings (Loss) Per Share:

Three Months Ended and Nine Months Ended September 30, 2026 and September 30, 2025

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2026	2025	2026	2025
Numerator:
Net earnings (loss)	$109.3	$(298.2)	$(19.2)	$(505.0)
Calculation of adjusted net earnings (loss):
Marked-to-market loss (gain) on derivatives	6.4	(10.9)	(2.0)	(52.1)
Loss on extinguishment of debt	0.6	196.0	63.7	196.0
Debt modification – third party fees	—	2.1	0.3	2.1
Loss (gain) on investments in Hycroft	0.6	(9.3)	(15.9)	(11.8)
Equity investment impairment	—	10.3	—	10.3
Adjusted net earnings (loss) for adjusted diluted earnings (loss) per share	$116.9	$(110.0)	$26.9	$(360.5)

Denominator (shares in thousands):
Weighted average shares for diluted earnings (loss) per share	896,634	513,010	719,730	459,375
Plus: Incremental shares from dilutive securities:
Common equivalent shares for RSUs and PSUs	—	—	1,862	—
Weighted average shares for adjusted diluted earnings (loss) per share	896,634	513,010	721,592	459,375

Adjusted diluted earnings (loss) per share	$0.13	$(0.21)	$0.04	$(0.78)

We present adjusted net earnings (loss) for adjusted diluted earnings (loss) per share and adjusted diluted earnings (loss) per share as supplemental measures of our performance. We have included these measures because we believe they provide management and investors with additional information that is helpful when evaluating our underlying performance and comparing our results on a year-over-year normalized basis. Adjusted net earnings (loss) for adjusted diluted earnings (loss) per share eliminates the impact of certain items that we do not consider indicative of our underlying operating performance. These adjustments are itemized above.

Adjusted diluted earnings (loss) per share is adjusted net earnings (loss) for adjusted diluted earnings (loss) per share divided by weighted average shares for adjusted diluted earnings (loss) per share. Weighted average shares for adjusted diluted earnings (loss) per share include common stock equivalents for restricted stock units (“RSUs”), performance stock units (“PSUs”), and shares issuable upon exchange of our exchangeable notes. The dilutive effect of the conversion feature of the Existing Exchangeable Notes was anti-dilutive for the three and nine months ended September 30, 2026. No incremental shares for RSUs and PSUs were added in determining weighted average shares for adjusted diluted earnings (loss) per share for the three months ended September 30, 2026 as their dilutive effect had already been captured in the weighted average shares for diluted earnings (loss) per share. The dilutive effect of the New Exchangeable Notes was anti-dilutive for the period the New Exchangeable Notes were outstanding during the nine months ended September 30, 2026. The dilutive effect of RSUs, PSUs, and exchangeable notes were excluded from the three months ended September 30, 2025 because an adjusted net loss exists. The dilutive effect of RSUs, PSUs, and exchangeable notes were excluded from the nine months ended September 30, 2025 because an adjusted net loss exists.

You are encouraged to evaluate the adjustments itemized above and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net earnings (loss) for adjusted diluted earnings (loss) per share and adjusted diluted earnings (loss) per share, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted net earnings (loss) for adjusted diluted earnings (loss) per share and adjusted diluted earnings (loss) per share should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted net earnings (loss) for adjusted diluted earnings (loss) per share and adjusted diluted earnings (loss) per share are non-U.S. GAAP financial measures and should not be construed as alternatives to net earnings (loss) and diluted earnings (loss) per share as indicators of operating performance (as determined in accordance with U.S. GAAP). Adjusted net earnings (loss) for adjusted diluted earnings (loss) per share and adjusted diluted earnings (loss) per share may not be comparable to similarly titled measures reported by other companies.

###